EXHIBIT 23.1

Shareholders and Partners
Flournoy Properties Group:

We consent to the inclusion of our report dated May 5, 1997, except for note 9, which is as of September 17, 1997, with respect to the combined balance sheets of Flournoy Properties Group as of December 31, 1996 and 1995, and the related combined statements of ope rations, partners' and owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Mid-America Apartment Communities, Inc., dated September 30, 1997.

Atlanta, Georgia
September 30, 1997